Exhibit 99.1

For Immediate Release	July 18, 2012

Crown Crafts Announces Limit on Proposed Increase in Number of

Shares to be Available for Award Under Incentive Plan

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today announced that its Compensation Committee and Board of Directors have approved limiting the proposed increase in the number of shares available for award under the Company's 2006 Omnibus Incentive Plan to only 2,375,000 shares of Crown Crafts Series A common stock. The proposal with respect to increasing the number of shares available for award under the Omnibus Plan is contained in the Company's proxy material for its upcoming annual meeting of stockholders, scheduled for August 14, 2012. In that proxy material, the Company had asked stockholders to approve an amendment to increase the aggregate number of shares available for award under the Omnibus Plan from 1,925,000 to 2,775,000. However, as a result of the Compensation Committee's and the Board's recent action, if the Company's stockholders approve the proposed amendment to the Omnibus Plan at the annual meeting, the Company will not, without seeking further stockholder approval, effectuate an amendment to increase the aggregate number of shares available under the Omnibus Plan to more than 2,375,000 shares.

The Compensation Committee and Board of Directors reached this determination after further consideration of the proposal in response to feedback from Wynnefield Partners Small Cap Value, L.P., which, together with its affiliates, beneficially owned in the aggregate 16.1% of the outstanding shares of the Company's Series A common stock as of the record date for the annual meeting, and which has now agreed to vote its shares of the Company's Series A common stock at the annual meeting in favor of the share increase.

Stockholders who have already submitted a proxy and wish to change their vote may do so as provided in the Company's proxy statement previously furnished to stockholders. Stockholders who have already submitted a proxy and do not wish to change their vote need not execute a new proxy.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats. The Company's operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is America's largest producer of infant bedding, bibs and bath items. The Company's products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The latest news about Crown Crafts can be found at www.crowncrafts.com.

Contact:

Olivia Elliott

Vice President and Chief Financial Officer

225-647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000